Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Schedules Question and Answer Segment at 12:00 pm PDT Today

Los Angeles (May 12, 2009) - Rentech, Inc. (NYSE AMEX: RTK) announced today that it experienced technical difficulties with the question and answer segment of its fiscal 2009 second quarter conference call held today. As a result, the Company will hold a conference call at 12:00 pm PDT today during which time senior management will be available for questions and answers.

Callers may access listen to the live presentation, which will be followed by a question and answer segment, by dialing 877-381-6502 or 706-679-9998. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 1:00 p.m. PDT on May 12 through 1:00 p.m. PDT on May 19. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21422530.

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Rentech Process is a patented and proprietary technology that converts synthesis gas from biomass and fossil resources into hydrocarbons that can be processed and upgraded into ultra-clean synthetic fuels, specialty waxes and chemicals. Rentech Energy Midwest Corporation, the Company’s wholly-owned subsidiary, manufactures and sells fertilizer products including ammonia, urea ammonia nitrate, urea granule and urea solution to the corn-belt region.

For more information

For more information please contact: Julie Dawoodjee, Vice President of Investor Relations and Communications, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
www.rentechinc.com